EXHIBIT 99.1

Surmodics Reports Third Quarter of Fiscal Year 2025 Financial Results;

Updates Fiscal Year 2025 Financial Guidance

August 8, 2025 07:00 a.m. ET

EDEN PRAIRIE, Minn. – Surmodics, Inc. (Nasdaq: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, today reported financial results for its third quarter ended June 30, 2025, and updated its financial guidance for the fiscal year ending September 30, 2025.

Third Quarter Fiscal 2025 Financial Summary

•
Total Revenue of $29.6 million, a decrease of 3% year-over-year
•
Total Revenue excluding SurVeil™ drug-coated balloon (“DCB”) license fee revenue(1) of $29.6 million, an increase of 1% year-over-year
•
GAAP loss of $(5.3) million, compared to $(7.6) million in the prior-year period
•
Adjusted EBITDA(2) of $3.4 million, compared to $1.6 million in the prior-year period

Third Quarter Business Highlights

•
On April 3, 2025, Surmodics announced the commercial release of the Pounce XL Thrombectomy System, enabling rapid non-surgical clot removal in iliac and femoral arteries. With the addition of Pounce XL, Surmodics’ fully mechanical Pounce Thrombectomy Platform can now remove thrombi or emboli throughout the lower and upper extremities without aspiration, thrombolysis, or capital equipment.
•
On April 22, 2025, Surmodics announced the publication of the TRANSCEND clinical trial, a global randomized study demonstrating the SurVeil™ drug-coated balloon (DCB) is non-inferior to the IN.PACT™ Admiral™ DCB for safety and efficacy in patients with femoropopliteal arterial disease while using a substantially lower drug dose.

“While our performance in the third quarter remained impacted by lower SurVeil DCB revenue, which decreased $2.8 million year-over-year, this headwind was consistent with our stated expectations, and we achieved broad-based growth across the rest of our business,” said Gary Maharaj, President and CEO of Surmodics, Inc. “Most notably, in our Medical Device segment, we delivered 35% growth in Pounce Thrombectomy Platform sales year-over-year, which was coupled with 37% growth in R&D and other revenue, reflecting strong customer demand. In our IVD segment, we were pleased to see strength across our product portfolio, culminating in 6% growth year-over-year.”

Mr. Maharaj continued, “In terms of our strategic priorities, we remain focused on facilitating the long-term growth of our products, controlling expenses across our organization, and completing the pending acquisition of Surmodics. To this end, our team began full commercialization of Pounce XL Thrombectomy during the third quarter, and we have been pleased with the market’s response to-date. We also expanded the pipeline of device applications evaluating our Preside™ hydrophilic coatings to include all core vascular segments of neuro, coronary, peripheral, and structural heart, and saw our first customer begin early commercialization of a device coated with this advanced technology, following the receipt of FDA 510(k) clearance. In tandem, we delivered notable year-over-year reductions in operating costs and expenses during the third quarter, despite $2.5 million of higher merger-related expenses, and improvements in both Net Loss and Adjusted EBITDA. Together with our external advisors, we continue to work diligently to respond to the FTC’s administrative complaint and federal court action challenging the proposed merger, with the goal of completing the pending acquisition of Surmodics by an affiliate of GTCR.”

Mr. Maharaj concluded: “We are raising our financial guidance today to reflect the strong third quarter performance across many areas of our business, and updated expectations for the balance of the year. Surmodics remains focused on building upon our recent financial and operational accomplishments and driving continued progress with respect to each of our three strategic priorities, as we work to deliver value for our stakeholders.”

Surmodics Third Quarter Fiscal 2025 Results

Third Quarter Fiscal 2025 Financial Results

	Three Months Ended June 30,		Increase (Decrease)
	2025	2024	$	%
Revenue:
Medical Device	$22,214	$23,383	$(1,169)	(5)%
In Vitro Diagnostics	7,353	6,958	395	6%
Total revenue	$29,567	$30,341	$(774)	(3)%

Total revenue decreased $0.8 million, or 3%, to $29.6 million, compared to $30.3 million in the third quarter of fiscal 2024. Total revenue included $0.0 million of SurVeil DCB license fee revenue, compared to $1.1 million in the third quarter of fiscal 2024. The decrease in SurVeil DCB license fee revenue was the result of the completion of the TRANSCEND clinical trial in the second quarter of fiscal 2025. Total Revenue excluding SurVeil DCB license fee revenue(1) increased $0.4 million, or 1%, to $29.6 million, compared to $29.2 million in the third quarter of fiscal 2024. Total revenue in the third quarter of fiscal 2025 was also unfavorably impacted by a $1.7 million decrease in SurVeil DCB product sales revenue compared to the third quarter of fiscal 2024, driven primarily by lower demand for commercial shipments from Abbott, the Company’s exclusive distribution partner for the product. The decrease was partially offset by continued growth of the Pounce thrombectomy device platform revenue.

Medical Device revenue decreased $1.2 million or 5%, to $22.2 million, compared to $23.4 million in the third quarter of fiscal 2024. Excluding SurVeil DCB license fee revenue(1) in both periods, Medical Device revenue was $22.2 million in the third quarter fiscal 2025, consistent with the prior year period.

Medical Device product sales decreased $1.2 million or 11%, to $9.5 million, compared to $10.7 million in the third quarter of fiscal 2024. The decrease in Medical Device product sales was driven primarily by the aforementioned decline in SurVeil DCB product sales revenue, offset partially by continued growth in sales of the Pounce Thrombectomy Platform.

Medical Device performance coating royalties and license fee revenue increased $0.3 million, or 4%, to $9.7 million, compared to $9.3 million in the third quarter of fiscal 2024. The company continues to experience growth in customer utilization of its Serene™ hydrophilic coating.

In Vitro Diagnostics ("IVD") revenue increased $0.4 million, or 6%, to $7.4 million, compared to $7.0 million in the third quarter of fiscal 2024, driven by growth across all product lines.

Product gross profit(3) decreased $0.9 million, or 10%, to $8.2 million, compared to $9.1 million in the third quarter of fiscal 2024. Product gross margin(3)was 48.8%, compared to 51.9% in the third quarter of 2024. The decrease in product gross margins was primarily driven by a $1.0 million decline in SurVeil DCB product gross profit, compared to the third quarter of fiscal 2024, as a result of under absorption and production inefficiencies associated with below-scale production and the expiration and potential expiration of raw material inventory. The decrease was partially offset by year-over-year gross margin increases in the Pounce Thrombectomy Platform.

Operating costs and expenses, excluding product costs, decreased $1.0 million in the third quarter of fiscal 2025 to $26.2 million, compared to $27.3 million in the third quarter of fiscal 2024. The decrease driven by lower research and development expense, which decreased $2.2 million year-over-year, due in part to a $1.1 million refund of previously incurred costs associated with TRANSCEND clinical trials. Merger-related charges(5) associated with the pending acquisition of Surmodics by GTCR were $5.3 million and $2.9 million in the third quarters of fiscal 2025 and fiscal 2024, respectively, and were reported in selling, general and administrative expense.

GAAP net loss was $(5.3) million, or $(0.37) per diluted share, compared to $(7.6) million, or $(0.53) per diluted share in the third quarter of fiscal 2024. Non-GAAP net income(4) was $0.8 million, or $0.06 per diluted share,(4) compared to Non-GAAP net loss(4) of $(3.9) million, or $(0.27) per diluted share(4) in the third quarter of fiscal 2024.

Adjusted EBITDA(2) was $3.4 million, compared to $1.6 million in the third quarter of fiscal 2024.

Surmodics Third Quarter Fiscal 2025 Results

Balance Sheet Summary

As of June 30, 2025, Surmodics reported $32.7 million in cash and investments, $5.0 million in outstanding borrowings on its revolving credit facility, and $25.0 million in outstanding borrowings on its term loan facility. The company had access to approximately $13.9 million in additional debt capital under its revolving credit facility as of June 30, 2025.

Surmodics reported $1.4 million in cash provided by operating activities and $0.5 in capital expenditures in the third quarter of fiscal 2025. In the third quarter of fiscal 2025, cash and investments increased by $1.6 million, which consisted of the change in the combined balance of cash and cash equivalents and investments in available-for-sale securities from March 31, 2025 to June 30, 2025.

Fiscal Year 2025 Financial Guidance

Surmodics is increasing its fiscal 2025 total revenue to a range of $116.5 million to $118.5 million, representing a decrease of 8% to 6% compared to fiscal 2024. Excluding SurVeil DCB license fee revenue,(1) Surmodics now expects fiscal 2025 total revenue to range from $115.0 million to $117.0 million, representing a decrease of 5% to 3% compared to fiscal 2024 . The company’s prior guidance called for fiscal 2025 total revenue of $114 to $117 million, representing a decrease of 10% to 7% compared to fiscal 2024, and total revenue excluding SurVeil DCB license fee revenue(1)of $112.5 million to $115.5 million, representing a decrease of 7% to 5% compared to fiscal 2024.

As previously disclosed, the company expects fiscal 2025 financial performance to remain impacted by lower SurVeil DCB license fee and product revenue. Given the completion of the TRANSCEND pivotal clinical trial in the second quarter of fiscal 2025, the company continues to expect SurVeil DCB license fee revenue to decrease by $3.6 million in fiscal 2025, with no further recognition of SurVeil DCB license fee revenue subsequent to March 31, 2025. The company expects SurVeil DCB product revenue to decrease by approximately $7.5 million in fiscal 2025, driven primarily by lower demand for commercial shipments from Abbott, the Company’s exclusive distribution partner for the product.

The company now expects fiscal 2025 GAAP net loss to range from $(1.70) to $(1.55) per diluted share. The company’s prior guidance called for fiscal 2025 GAAP net loss to range from $(1.60) to $(1.40) per diluted share. Fiscal 2025 Non-GAAP net loss(4) is increased to range from $(0.35) to $(0.20) per diluted share. The company’s prior guidance called for fiscal 2025 Non-GAAP net loss(4) of $(0.62) to $(0.42) per diluted share.

The company’s GAAP and non-GAAP net loss per diluted share guidance assumes approximately $16.0 million of merger-related charges in fiscal 2025, compared to $3.7 million in fiscal 2024.

Surmodics’ fiscal 2025 financial guidance does not reflect possible tariff impacts. The company’s tariff exposure related to its supply chain, including raw materials, components and products sourced outside represents a modest percentage of its total product sales. The company’s tariff exposure related to sales by its customers of medical devices and diagnostic test kits, which utilize Surmodics’ chemical components and medical device coatings, on which Surmodics generates product and royalty revenue, is difficult to quantify as Surmodics’ has customers who manufacture their products in the U.S. and abroad and sell or distribute those products in the U.S. and abroad. International trade actions announced, threatened or implemented by the U.S. or other countries, and uncertainty related to such trade actions and our customers response to these actions are unpredictable.

Conference Call

Given the pending acquisition by GTCR, Surmodics will not be hosting a live webcast and conference call to discuss the third quarter of fiscal 2025 financial results and accomplishments.

Surmodics Third Quarter Fiscal 2025 Results

About the Pending Acquisition of Surmodics by GTCR

On May 29, 2024, Surmodics announced it had entered into a definitive agreement to be acquired by GTCR, a leading private equity firm with a long track record of investment expertise across healthcare and healthcare technology. Under the terms of the agreement, an affiliate of GTCR will acquire all outstanding shares of Surmodics (the “Merger”). Surmodics shareholders will receive $43.00 per share in cash, for a total equity valuation of approximately $627 million. The transaction will be financed through a combination of committed equity from funds affiliated with GTCR and committed debt financing. Upon completion of the transaction, Surmodics will be a privately held company and its common stock will no longer be listed on The Nasdaq Stock Exchange.

The Merger was approved by Surmodics’ shareholders at a special meeting on August 13, 2024.

On March 6, 2025, the FTC voted to issue an administrative complaint and authorized its staff to seek to block the Merger in a federal court with a temporary restraining order and a preliminary injunction. A hearing in federal court on the temporary restraining order and a preliminary injunction had been scheduled to begin on August 21, 2025. The Merger remains subject to the successful resolution of the FTC litigation and the conditions of merger agreement related to the Merger.

About Surmodics, Inc.

Surmodics, Inc. is a leading provider of performance coating technologies for intravascular medical devices and chemical and biological components for in vitro diagnostic immunoassay tests and microarrays. Surmodics also develops and commercializes highly differentiated vascular intervention medical devices that are designed to address unmet clinical needs and engineered to the most demanding requirements. This key growth strategy leverages the combination of the company’s expertise in proprietary surface modification and drug-delivery coating technologies, along with its device design, development and manufacturing capabilities. The company’s mission is to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Safe Harbor for Forward-looking Statements

This press release, and disclosures related to it, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements regarding: the company’s strategy and strategic priorities, including facilitating the long-term growth of products and controlling costs; the pending Merger and its consequences, including the expected financing of the Merger, the expectation that the company will be privately held after the Merger, conditions for consummation of the Merger, and our goal of completing the Merger; delivering value for our shareholders; key growth strategies; our fiscal 2025 financial guidance and related statements and assumptions, including statements regarding expected revenue for fiscal 2025 year, excluding SurVeil DCB license fees, our expectations regarding SurVeil DCB license fees revenue and product revenue, the expected range of our GAAP and non-GAAP loss per share for fiscal 2025, and expected merger related charges in fiscal 2025; and expectations about the company’s exposure to the impact of tariffs, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, without limitation: (1) risks related to the consummation of the proposed Merger, including the risks that (a) the Merger may not be consummated, (b) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) other conditions to the consummation of the Merger under the Merger Agreement may not be satisfied, including the absence of any injunction or other legal restraint or prohibition that would prevent or prohibit the consummation of the Merger, such as the voluntary agreement being in effect with the U.S. Federal Trade Commission (d) all or part of Parent’s financing may not become available, and (e) the significant limitations on remedies contained in the Merger Agreement may limit or entirely prevent the company from specifically enforcing Parent’s obligations under the Merger Agreement or recovering damages for any breach by Parent; (2) the effects that any termination of the Merger Agreement may have on the company or its business, including the risks that (a) the company’s stock price may decline significantly if the Merger is not completed, (b) the Merger Agreement may be terminated in circumstances requiring the company to pay the buyer a termination fee of $20,380,000, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the

Surmodics Third Quarter Fiscal 2025 Results

Merger; (3) the effects that the announcement or pendency of the Merger may have on the company and its business, including the risks that as a result (a) the company’s business, operating results or stock price may suffer, (b) the company’s current plans and operations may be disrupted, (c) the company’s ability to retain or recruit key employees may be adversely affected, (d) the company’s business relationships (including, customers, and suppliers) may be adversely affected, or (e) the company’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the Merger Agreement places on the company’s ability to operate its business, return capital to shareholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including proceedings related to the Merger and instituted against the company and others; (6) the risk that the Merger and related transactions may involve unexpected costs, liabilities or delays; (7) our ability to successfully commercialize our SurVeil DCB (including realization of the full potential benefits of our agreement with Abbott), Sundance™ DCB, and other proprietary products; (8) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market, and sell products incorporating our technologies; (9) possible adverse market conditions and possible adverse impacts on our cash flows; (10) our ability to successfully and profitably produce and commercialize our vascular intervention products; (11) supply chain constraints; (12) whether our operating expenses are effective in generating profitable revenues; (13) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and subsequent SEC filings. These reports are available in the Investors section of our website at https://surmodics.gcs-web.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Surmodics is reporting non-GAAP financial results including total revenue excluding SurVeil DCB license fee revenue, Medical Device revenue excluding SurVeil DCB license fee revenue, EBITDA and Adjusted EBITDA, non-GAAP operating income (loss), non-GAAP operating income (loss) percentage, non-GAAP income (loss) before income taxes, non-GAAP net (loss) income, and non-GAAP (loss) income per diluted share. We believe that these non-GAAP measures, when read in conjunction with the company’s GAAP financial statements, provide meaningful insight into our operating performance excluding certain event-specific matters, and provide an alternative perspective of our results of operations. We use non-GAAP measures, including those set forth in this release, to assess our operating performance and to determine payouts under our executive compensation programs. We also are providing guidance on a range of non-GAAP revenue and loss per diluted share for fiscal 2025. We believe that presentation of certain non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors and facilitates comparisons of our current results of operations. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact on our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific periods presented, which are attached to this release.

Surmodics Third Quarter Fiscal 2025 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Product sales	$16,761	$17,562	$48,302	$54,488
Royalties and license fees	9,657	10,458	30,198	31,048
Research, development and other	3,149	2,321	9,074	7,315
Total revenue	29,567	30,341	87,574	92,851
Operating costs and expenses:
Product costs	8,576	8,448	23,831	24,352
Research and development	7,573	9,765	24,881	28,658
Selling, general and administrative	17,750	16,627	47,969	42,257
Acquired intangible asset amortization	910	870	2,626	2,616
Total operating costs and expenses	34,809	35,710	99,307	97,883
Operating (loss) income	(5,242)	(5,369)	(11,733)	(5,032)
Other expense, net	(687)	(442)	(1,822)	(1,337)
(Loss) income before income taxes	(5,929)	(5,811)	(13,555)	(6,369)
Income tax benefit (expense)	611	(1,743)	(623)	(1,724)
Net (loss) income	$(5,318)	$(7,554)	$(14,178)	$(8,093)

Basic net (loss) income per share	$(0.37)	$(0.53)	$(0.99)	$(0.57)
Diluted net (loss) income per share	$(0.37)	$(0.53)	$(0.99)	$(0.57)

Weighted average number of shares outstanding:
Basic	14,281	14,170	14,263	14,141
Diluted	14,281	14,170	14,263	14,141

Surmodics Third Quarter Fiscal 2025 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	September 30,
	2025	2024
Assets	(Unaudited)	(See Note)
Current Assets:
Cash and cash equivalents	$26,281	$36,115
Available-for-sale securities	6,447	3,997
Accounts receivable, net	13,169	13,292
Contract assets	9,338	9,872
Inventories	15,756	15,168
Income tax receivable	702	—
Prepaids and other	4,301	2,860
Total Current Assets	75,994	81,304
Property and equipment, net	22,840	24,956
Intangible assets, net	21,621	23,569
Goodwill	46,317	44,640
Other assets	3,050	4,093
Total Assets	$169,822	$178,562
Liabilities and Stockholders’ Equity
Current Liabilities:
Deferred revenue	846	1,619
Income tax payable	—	1,244
Other current liabilities	18,595	17,680
Total Current Liabilities	19,441	20,543
Long-term debt, net	29,666	29,554
Deferred income taxes	1,744	1,785
Other long-term liabilities	7,662	7,783
Total Liabilities	58,513	59,665
Total Stockholders’ Equity	111,309	118,897
Total Liabilities and Stockholders’ Equity	$169,822	$178,562

Note: Derived from audited financial statements as of the date indicated.

Surmodics Third Quarter Fiscal 2025 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

(Unaudited)

	Nine Months Ended June 30,
	2025	2024
Operating Activities:
Net (loss) income	$(14,178)	$(8,093)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,325	6,555
Stock-based compensation	4,450	6,138
Noncash lease expense	634	599
Amortization of debt issuance costs	227	227
Provision for credit losses	29	26
Deferred taxes	(121)	(262)
Other	(37)	(458)
Change in operating assets and liabilities:
Accounts receivable and contract assets	928	(5,533)
Inventories	(588)	(566)
Prepaids and other	(31)	3,965
Accounts payable	3,096	185
Accrued liabilities	(3,736)	(3,249)
Income taxes	(1,764)	153
Deferred revenue	(774)	(3,097)
Net cash (used in) provided by operating activities	(5,540)	(3,410)
Investing Activities:
Purchases of property and equipment	(1,122)	(2,950)
Purchases of available-for-sale securities	(6,393)	(25,445)
Maturities of available-for-sale securities	4,000	16,000
Net cash (used in) provided by investing activities	(3,515)	(12,395)
Financing Activities:
Issuance of common stock	168	663
Payments for taxes related to net share settlement of equity awards	(1,352)	(1,120)
Payments for acquisition of in-process research and development	—	(931)
Net cash (used in) provided by financing activities	(1,184)	(1,388)
Effect of exchange rate changes on cash and cash equivalents	405	75
Net change in cash and cash equivalents	(9,834)	(17,118)
Cash and Cash Equivalents:
Beginning of period	36,115	41,419
End of period	$26,281	$24,301

Surmodics Third Quarter Fiscal 2025 Results

Surmodics, Inc. and Subsidiaries
Supplemental Revenue Information
(in thousands)

(Unaudited)

	Three Months Ended June 30,		Increase (Decrease)
	2025	2024	$	%
Medical Device Revenue
Product sales	$9,540	$10,726	$(1,186)	(11)%
Royalties & license fees – performance coatings	9,657	9,324	333	4%
License fees – SurVeil DCB(1)	—	1,134	(1,134)	(100)%
R&D and other	3,017	2,199	818	37%
Medical Device revenue	22,214	23,383	(1,169)	(5)%

In Vitro Diagnostics Revenue
Product sales	7,221	6,836	385	6%
R&D and other	132	122	10	8%
In Vitro Diagnostics revenue	7,353	6,958	395	6%
Total Revenue	$29,567	$30,341	$(774)	(3)%

Medical Device Revenue, excluding SurVeil DCB license fees(1)	$22,214	$22,249	$(35)	—%
Total Revenue, excluding SurVeil DCB license fees(1)	$29,567	$29,207	$360	1%

	Nine Months Ended June 30,		Increase (Decrease)
	2025	2024	$	%
Medical Device Revenue
Product sales	$27,370	$33,776	$(6,406)	(19)%
Royalties & license fees – performance coatings	28,682	27,855	827	3%
License fees – SurVeil DCB(1)	1,516	3,193	(1,677)	(53)%
R&D and other	8,636	6,930	1,706	25%
Medical Device revenue	66,204	71,754	(5,550)	(8)%

In Vitro Diagnostics Revenue
Product sales	20,932	20,712	220	1%
R&D and other	438	385	53	14%
In Vitro Diagnostics revenue	21,370	21,097	273	1%
Total Revenue	$87,574	$92,851	$(5,277)	(6)%

Medical Device Revenue, excluding SurVeil DCB license fees(1)	$64,688	$68,561	$(3,873)	(6)%
Total Revenue, excluding SurVeil DCB license fees(1)	$86,058	$89,658	$(3,600)	(4)%

Surmodics Third Quarter Fiscal 2025 Results

Surmodics, Inc. and Subsidiaries
Supplemental Segment Information
(in thousands)

(Unaudited)

	Three Months Ended June 30,		Increase (Decrease)
	2025	2024	$
Operating (Loss) Income:
Medical Device	$(211)	$(2,288)	$2,077
In Vitro Diagnostics	3,295	3,153	142
Total segment operating income	3,084	865	2,219
Corporate	(8,326)	(6,234)	(2,092)
Total Operating (Loss) Income	$(5,242)	$(5,369)	$127

	Nine Months Ended June 30,		Increase (Decrease)
	2025	2024	$
Operating (Loss) Income:
Medical Device	$(1,915)	$(2,210)	$295
In Vitro Diagnostics	9,554	9,633	(79)
Total segment operating income	7,639	7,423	216
Corporate	(19,372)	(12,455)	(6,917)
Total Operating (Loss) Income	$(11,733)	$(5,032)	$(6,701)

Surmodics Third Quarter Fiscal 2025 Results

Surmodics, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation: EBITDA and Adjusted EBITDA
(in thousands)

(Unaudited)

	Three Months Ended June 30,		Increase (Decrease)
	2025	2024	$
Net (loss) income	$(5,318)	$(7,554)	$2,236
Income tax expense	(611)	1,743	(2,354)
Depreciation and amortization	2,103	2,126	(23)
Interest expense, net	864	879	(15)
Investment income, net	(265)	(488)	223
EBITDA	(3,227)	(3,294)	67

Adjustments:
Stock-based compensation expense	1,343	2,044	(701)
Merger-related charges(5)	5,314	2,864	2,450
Adjusted EBITDA	$3,430	$1,614	$1,816

	Nine Months Ended June 30,		Increase (Decrease)
	2025	2024	$
Net (loss) income	$(14,178)	$(8,093)	$(6,085)
Income tax expense	623	1,724	(1,101)
Depreciation and amortization	6,325	6,555	(230)
Interest expense, net	2,601	2,656	(55)
Investment income, net	(905)	(1,487)	582
EBITDA	(5,534)	1,355	(6,889)

Adjustments:
Stock-based compensation expense	4,450	6,138	(1,688)
Merger-related charges(5)	10,090	2,864	7,226
Adjusted EBITDA	$9,006	$10,357	$(1,351)

Surmodics Third Quarter Fiscal 2025 Results

Surmodics, Inc. and Subsidiaries

GAAP to Non-GAAP Reconciliation: Net (Loss) Income and Diluted EPS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2025
	Operating (Loss) Income		(Loss) Income Before Income Taxes	Net (Loss) Income (7)	Diluted EPS
GAAP	$(5,242)	(17.7)%	$(5,929)	$(5,318)	$(0.37)
Adjustments:
Amortization of acquired intangible assets(6)	910	3.1%	910	841	0.06
Merger-related charges(5)	5,314	18.0%	5,314	5,314	0.37
Non-GAAP	$982	3.4%	$295	$837	$0.06
Diluted weighted average shares outstanding(8)					14,300

	Three Months Ended June 30, 2024
	Operating (Loss) Income		(Loss) Income Before Income Taxes	Net (Loss) Income (7)	Diluted EPS
GAAP	$(5,369)	(17.7)%	$(5,811)	$(7,554)	$(0.53)
Adjustments:
Amortization of acquired intangible assets(6)	870	2.9%	870	810	0.06
Merger-related charges(5)	2,864	9.4%	2,864	2,864	0.20
Non-GAAP	$(1,635)	(5.4)%	$(2,077)	$(3,880)	$(0.27)
Diluted weighted average shares outstanding(8)					14,170

	Nine Months Ended June 30, 2025
	Operating (Loss) Income		(Loss) Income Before Income Taxes	Net (Loss) Income(7)	Diluted EPS
GAAP	$(11,733)	(13.4)%	$(13,555)	$(14,178)	$(0.99)
Adjustments:
Amortization of acquired intangible assets(6)	2,626	3.0%	2,626	2,430	0.16
Merger-related charges(5)	10,090	11.5%	10,090	10,090	0.71
Non-GAAP	$983	1.1%	$(839)	$(1,658)	$(0.12)
Diluted weighted average shares outstanding(8)					14,263

	Nine Months Ended June 30, 2024
	Operating (Loss) Income		(Loss) Income Before Income Taxes	Net (Loss) Income(7)	Diluted EPS
GAAP	$(5,032)	(5.4)%	$(6,369)	$(8,093)	$(0.57)
Adjustments:
Amortization of acquired intangible assets(6)	2,616	2.8%	2,616	2,420	0.17
Merger-related charges(5)	2,864	3.1%	2,864	2,864	0.20
Non-GAAP	$448	0.5%	$(889)	$(2,809)	$(0.20)
Diluted weighted average shares outstanding(8)					14,141

Surmodics Third Quarter Fiscal 2025 Results

Surmodics, Inc. and Subsidiaries

Guidance Reconciliation: Revenue
For the Fiscal Year Ending September 30, 2025

(in millions)

(Unaudited)

	Fiscal 2025 Full-Year Estimate		Increase (Decrease)
	Low	High	Low	High	Fiscal 2024
Total Revenue	$116.5	$118.5	(8)%	(6)%	$126.1
License fees – SurVeil DCB(1)	(1.5)	(1.5)	(71)%	(71)%	(5.1)
Total Revenue, excluding SurVeil DCB license fees(1)	$115.0	$117.0	(5)%	(3)%	$121.0

Surmodics, Inc. and Subsidiaries

Guidance Reconciliation: Non-GAAP Diluted EPS
For the Fiscal Year Ending September 30, 2025

(shares in thousands)

(Unaudited)

	Fiscal 2025 Full-Year Estimate
	Low	High
GAAP Diluted EPS	$(1.70)	$(1.55)
Adjustments:
Amortization of acquired intangibles per diluted share(6)	0.22	0.22
Merger related charges(5)	1.13	1.13
Non-GAAP Diluted EPS	$(0.35)	$(0.20)
Diluted weighted average shares outstanding	14,270

Surmodics Third Quarter Fiscal 2025 Results

(1)
The SurVeil DCB license fee revenue represents revenue recognition on milestone payments received under the company’s Development and Distribution Agreement with Abbott (“Abbott Agreement”). For further details, refer to Supplemental Revenue Information and Guidance Reconciliation Revenue.
(2)
For the calculation of Adjusted EBITDA, refer to GAAP to Non-GAAP Reconciliation: EBITDA and Adjusted EBITDA.
(3)
Product gross profit equals product sales less product costs, as reported on the condensed consolidated statements of operations. Product gross margin equals product gross profit as a percentage of product sales.
(4)
For the calculation of Non-GAAP net (loss) income and Non-GAAP (loss) income per diluted share (also referred to as Non-GAAP diluted EPS), refer to GAAP to Non-GAAP Reconciliation: Net (Loss) Income and Diluted EPS and Guidance Reconciliation: Non-GAAP Diluted EPS.
(5)
Merger-related charges consisted of expenses specifically associated with the proposed acquisition of Surmodics by GTCR, which were reported in selling, general and administrative expense on the condensed consolidated statements of operations. Merger-related charges were not tax deductible.
(6)
Represents amortization of business acquisition-related intangible assets and associated tax impact. A significant portion of the business acquisition-related amortization is not tax deductible.
(7)
Net (loss) income includes the effect of GAAP to Non-GAAP adjustments on income tax expense, taking into account deferred taxes net of valuation allowances, as well as non-deductible items. Income tax impacts were estimated using the applicable statutory rate (21% in the U.S. and 12.5% in Ireland).
(8)
Diluted weighted average shares outstanding used in the calculation of EPS was the same for GAAP EPS and Non-GAAP EPS for the three and nine months ended June 30, 2025 and 2024.

Surmodics Investor Inquiries

Jack Powell, Investor Relations

ir@surmodics.com